EXHIBIT 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 14, 2007, relating to the consolidated balance sheets of Rio Narcea Gold Mines, Ltd. (the “Company”) as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2006, in this Annual Report on Form 40-F of the Company for the year ended December 31, 2006.

     /s/ Ernst & Young LLP

Toronto, Canada

Ernst & Young LLP

March 28, 2007

Chartered Accountants